Employment Agreement

       This Employment Agreement (the "Agreement") is made effective as of the 1st day of July 2004, by and between Innovative Energy Solutions, Inc., a Nevada corporation (the "Corporation") and Trevor Park, ___________________________________________ SS # ____________ ("Employee").

       WHEREAS, in conjunction with the effectuation of its future plans, the Corporation desires to assure itself of the continuing services of Employee during the term hereof, and

       WHEREAS, employee is agreeable to such arrangement on the terms and conditions hereinafter set forth and Employee desires to insure his continued employment by the Corporation.

       NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

       1. Employment. The Corporation hereby employs Employee and Employee hereby accepts such employment by the Corporation upon the terms and conditions hereinafter set forth, all other agreements, arrangements and undertakings between the Corporation and Employee with respect to employment being superseded hereby for all purposes.

       2.  Term.   The term of said employment  shall  be  for  one  (3)  year, beginning on July 1, 2004 and, subject to Paragraph 8, terminating on July 1, 2007, unless extended pursuant to Paragraph 9.

       3. Compensation. As compensation for all services he may render to the Corporation, the Corporation shall pay to Employee:

             3.1. Employee shall be paid an annual salary of $60,000. USD and bonus to be determined based on performance. A ninety (90) evaluation period is part of this agreement.

             3.2 Such bonus that may, but need not be, be declared and paid from time to time in the sole and absolute discretion of the Board of Directors of the Corporation or duly - authorized Compensation Committee thereof, after taking into consideration the performance of the Corporation, profitability, working capital requirements and such other factors as shall be determined by the Board of Directors of the Corporation or the duly-authorized Compensation Committee thereof.

                 a. Employee shall receive stock options for service render at the end of each employed year.
                 b.  Employee shall be reimbursed for approved expenses
                 c.  Vacation awarded as per the employee manual
                 d.  Health insurance as provided in the employee manual.

       4. Duties. For the entire term of this Employment Agreement, Employee shall be employed in the capacity of Vice President of finance of new business overseeing and management of all daily activities of funding the Company's project and facility. Other duties as instructed by management of the Corporation. Employee shall do and perform all services or acts necessary or advisable, subject to the policies set by management of the Corporation.
Employee shall have such powers and authorities as shall be conferred by management of the Corporation.

       5. Extent of Services.

             5.1. For the full terms of this Employment Agreement, Employee shall devote substantially all of this attention, abilities and energies to the business of the Corporation during regular business hours.

             5.2. Employee shall not, without the prior written consent of the Corporation or unless otherwise permitted pursuant to this Paragraph 5, directly or indirectly, during the term of this Employment Agreement, engage in any activity competitive with or adverse to the Corporations business or welfare, whether alone, as a partner, or as an officer, director, employee or shareholder of any other business entity, except that the ownership of not more than five percent (5%) of the equity securities of any publicly traded corporation shall not be deemed a violation of this paragraph 5.2.

       6. Benefits.

             6.1. Employee shall receive medical and disability insurance and other fringe benefits on a basis not less favorable as the same are extended to other key employees of the Corporation.

             6.2. Employee shall be entitled in each year of the term of this Employment Agreement to such vacation and sick leave as shall be determined by the Board of Directors, during which time his compensation pursuant to Paragraph 3 hereof, shall be paid in full.

        7. Expenses. Subject to written policies, which may be established from time to time by the Board of Directors of the Corporation, Employee is authorized to incur reasonable expenses in performing his obligations hereunder, including expenses for entertainment, travel and similar items. The Corporation agrees to reimburse Employee for all such expenses upon presentation from time to time of itemized accounts of such expenditures.

       8. Termination.

              8.1. The employment of Employee hereunder may be terminated at any time by action of the Corporation's Board of Directors for any of the following:

                     8.1.1. Upon thirty (30) days prior written notice in the event f illness or permanent disability of Employee resulting in a failure to discharge ubstantially his duties under this Employment Agreement for a period of six (6) consecutive months r a total of two hundred ten (210) days during any calendar year, and upon such termination, Employee shall e entitled to receive and shall be paid all compensation ursuant to Paragraph 3 hereof through and including the date of termination; or

                     8.1.2. At any time pon the occurrence of any one or more of the following events:

                     8.1.2.1.   Employee's  repeated   intentional   ailure  or
refusal o perform such duties consistent with her capacity as sales assistance of the Corporation;

                     8.1.2.2. Employee's raud, dishonesty or other willful misconduct in the performance of services on behalf of the Corporation; or

                     8.1.2.3. A material breach of any provision of his Employment Agreement that has not been corrected by Employee within hirty (30) days after receipt by him of written notice of such breach, in which case the Corporation shall not be required to pay any further compensation o Employee. Termination of Employee's employment under this Paragraph 8 shall not be in limitation of any other right or remedy that the Corporation may have under this Employment Agreement or otherwise.

                     8.1.2.4   Employee   failure   or unable  to  fulfill  the
responsibilities of the position in which she was employed.

              8.2 Employee may terminate this Employment Agreement upon a material breach of any provision of this Employment Agreement by the Corporation that has not been corrected by the Corporation within thirty (30) days after receipt by it of written notice of such breach.

              8.3 This Employment Agreement shall not be terminated by any of the following:

                     8.3.1 Merger or consolidation where the Corporation is not the resulting or surviving corporation or entity; or

                     8.3.2 Transfer of substantially all of the assets of the Corporation. In the event of any such merger, consolidation or transfer of assets, the surviving or resulting corporation or entity or the transferee of the Corporation's assets shall remain bound by and shall continue to obtain the benefits of the provisions of this Agreement.

       9. Renewal. This Employment Agreement shall be automatically renewed for successive one (1) year periods, unless written notice of termination is given by one party to the other party not less than three (1) months prior to the end of the term hereof or any renewal hereof. For any renewal period, the compensation to be paid by the Corporation to Employee shall be as mutually determined by the Corporation and Employee but is to be not less than the amount paid pursuant to Paragraph 3.1.

       10. Nondisclosure Covenant. During the term of employment, Employee will have access to and acquire various confidential knowledge, including without limitation compilations of information, which are owned by the Corporation and which are regularly used by the Corporation in the operation of its business. During the term of employment and for two (2) years after termination of employment, Employee agrees to safeguard and, except for the benefit of the Company, not to disclose, directly or indirectly, to anyone outside the Company any proprietary or confidential information acquired while working for the Company. Such information includes, without limitation, business plans, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventions, discoveries, and improvements of any kind. All files, records, documents and other items relating to the business of the Corporation, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Corporation.

       11. Sever-able Provisions. The provisions of this Employment Agreement are sever-able, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

       12. Waiver. Either party's failure to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violation thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted to both parties hereunder are cumulative and waiver of any single remedy shall not constitute a waiver of either party's right to assert all other legal remedies available to him or it under the circumstances.

       13. Merger Clause. This Employment Agreement supersedes all prior agreements and understandings between the parties and may not be modified, waived or terminated orally. No attempted modification, waiver or termination shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

       14. Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

       15. Attorney's Fees. In any action brought to enforce any provision of this Agreement, the losing party shall pay the prevailing party's reasonable attorney's fees and costs.

       IN  WITNESS  WHEREOF,  the  parties  hereto  have   duly  executed  this
Employment Agreement effective as of the date and year first set forth above.


       Employee                               Innovative Energy Solutions, Inc.


       ____________________________           By: _______________________
       Trevor Park                            Patrick Cochrane,  It's CEO